EXHIBIT 21.1

CIBER, Inc.

List of Subsidiaries

As of December 31, 2004

Name	Jurisdiction of Organization
CIBER Associates, Inc.	Delaware
Remtech Services, Inc.	Virginia
CIBER of Canada, Inc.	Canada
CIBER (India) Private Limited (1)	India
CIBER International Holdings C.V.	The Netherlands
CIBER Europe B.V.	The Netherlands
CIBER European Holdings Limited	United Kingdom
CIBER Europe Limited	United Kingdom
CIBER (UK) Limited	United Kingdom
Ascent Technology Group Limited	United Kingdom
Apex Computers Limited	United Kingdom
Ascent Technology Limited	United Kingdom
Novasoft (UK) Ltd	United Kingdom
CIBER Norge AS	Norway
CIBER Danmark AS	Denmark
C.I.B.E.R. Sweden, AB	Sweden
ECsoft Netherlands Holding B.V.	The Netherlands
CIBER Oracle Solutions B.V.	The Netherlands
Neximus B.V.	The Netherlands
CIBER Nederlands B.V.	The Netherlands
CIBER Solution Partners B.V.	The Netherlands
CIBER Holding GmbH	Germany
Novasfot AG (2)	Germany
U.T.S. Beteiligungs-GmbH	Germany
U.T.S. GmbH & Co. AG	Germany
Novasoft Consulting Regional Centre GmbH	Germany
Novasoft Regional Centre GmbH	Germany
Awardis GmbH	Germany
Novasoft RC SP z.o.o.	Poland
Awardis IT Consulting GmbH	Austria
Novasoft Nordic OY	Finland
Novasoft Schweiz AG (3)	Switzerland
Offilog Consulting S.L.	Spain
Novasoft Consulting s.r.o.	Czech Republic
Novasoft (Asia) Pte. Ltd (4)	Singapore
Novasoft (China) Co. Ltd	China
Heidelberg Consulting, Inc.	New York
OOO Novasoft CIS	Russia

All entities are 100% owned by CIBER or its subsidiaries, unless otherwise noted.

Excludes non-operating and inactive subsidiaries.

(1)       Owned 51% by CIBER group

(2)       Owned 94% by CIBER group

(3)       Owned 75% by CIBER group

(4)       Owned 77% by CIBER group